Exhibit 99.1


                Kerr-McGee Elects Crouch Executive Vice President
           Hager Succeeds Crouch as Head of Exploration and Production

         Oklahoma City, March 17, 2003 - Kerr-McGee Corp. (NYSE: KMG) announced today that Kenneth W. Crouch has been elected executive vice president and David
A. Hager has been elected senior vice president, succeeding Crouch as head of worldwide exploration and production.
         Crouch is a member of the Chairman's Executive Operating Team and reports to Luke R. Corbett, chairman and chief executive officer. Crouch is the senior officer responsible for Human Resources, Safety and Environmental Affairs, Investor Relations, Information Management and Technology, Strategic Planning and Development, and Supply Chain Management.
         Hager, who will relocate from Houston to Oklahoma City, is responsible for leading the company's worldwide exploration and production team. A 24-year oil and gas veteran, he has worldwide experience in the industry. Hager reports to Corbett and becomes a member of the Chairman's Executive Team.
         "Crouch has provided strong leadership to our oil and gas operations," Corbett said. "His 30-year tenure with the company will enable him to bring vast operations experience to the corporate functions he will head as executive vice president."
         "Hager is a valuable addition to our executive team," Corbett said. "He has proven himself time and again during his 24 years in the industry and is the right person at the right time to build on the company's long history of exploration and production successes."
         Crouch joined Kerr-McGee in 1974 as a senior geophysicist and has held positions of increasing responsibility with Kerr-McGee and its affiliated companies, including managing director of exploration for London-based Kerr-McGee Oil (U.K.) PLC; vice president for Kerr-McGee's North American and international operations; senior vice president responsible for exploration; and most recently as senior vice president for worldwide exploration and production operations.
         Crouch holds a degree in geology from Lamar University in Beaumont, Texas. Crouch serves on the executive committee and the board of directors of the National U.S. Oil and Gas Association, the board of directors of the Energy and Geosciences Institute, and on the advisory board of the North American Prospect Expo. He is a member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists.
         Hager holds a bachelor's degree in geophysics from Purdue University and a master's degree in business administration from Southern Methodist University. He began his career in the oil and gas industry in 1979 as a geophysicist with Mobil Corporation. After joining Sun Oil Company (predecessor of Oryx Energy Company) in 1981, he advanced to positions of increasing responsibility, including vice president of Gulf of Mexico operations in 1997. He joined Kerr-McGee in that position following the company's merger with Oryx in 1999. He became vice president of international operations in January 2000 and was named vice president of worldwide deepwater exploration and production in September 2000. He was named vice president of Gulf of Mexico and worldwide deepwater exploration and production in August 2001, and vice president of exploration and production in July 2002.
         Kerr-McGee Corp. is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of approximately $10 billion.
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Media Contact:    Debbie Schramm
                           Direct - 405-270-2877
                           Pager - 888-734-8294
                           dschramm@kmg.com

Investor Contacts:         Rick Buterbaugh                    Joy LaBar
405-270-3561      405-270-2262